EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Wintrust Financial Corporation for the registration of 608,495 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2001, with respect to the consolidated financial statements of Wintrust Financial Corporation incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                       /s/ ERNST & YOUNG LLP

Chicago, Illinois
March 8, 2002